LETTER OF CREDIT AGREEMENT

Dated as of February 20, 2018

By and Among

______________________________________

DEL-TIN FIBER LLC,

POTLATCHDELTIC TIMBER, LLC,

POTLATCHDELTIC MANUFACTURING, LLC,

POTLATCHDELTIC CORPORATION,
POTLATCHDELTIC FOREST HOLDINGS, INC.

and

POTLATCHDELTIC LAND & LUMBER, LLC

(the “Borrowers”)

and

SUNTRUST BANK

(the “Bank”)

relating to

______________________________________

$60,000,000

Union County, Arkansas

Industrial Development Revenue Bonds

(Del-Tin Fiber Project)

Series 1998

TABLE OF CONTENTS

(Not Part of Agreement)

ARTICLE 1. ISSUANCE OF LETTER OF CREDIT; FEES	2
Section 1.1	Amount and Terms of Letter of Credit.2
Section 1.2	Letter of Credit Fee.2
Section 1.3	Drawing Fees.2
Section 1.4	Transfer Fees.2
Section 1.5	Additional Payments.3
Section 1.6	Capital Adequacy.3
Section 1.7	Interest on Overdue Payments.3
ARTICLE 2. AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS; PLEDGED BONDS	4
Section 2.1	Reimbursement.4
Section 2.2	Pledge of Bonds.4
Section 2.3	Reinstatement of Letter of Credit.6
Section 2.4	Credit for Amount Paid on Bonds.6
Section 2.5	Computation of Interest; Place of Payment.7
ARTICLE 3. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT	7
Section 3.1	Delivery of the Bonds and Operative Documents.7
Section 3.2	No Default.7
Section 3.3	Representations and Warranties.7
Section 3.4	Opinions of Counsel.7
Section 3.5	Certificates of Compliance.8
Section 3.6	Other Documents.8
Section 3.7	Documentation and Proceedings.8
ARTICLE 4. CHARACTER OF OBLIGATIONS HEREUNDER	8
ARTICLE 5. REPRESENTATIONS AND WARRANTIES	8
Section 5.1	Existence; Power.8
Section 5.2	Organizational Power; Authorization.9
Section 5.3	Governmental Approvals; No Conflicts.9
Section 5.4	Financial Statements.9
Section 5.5	Litigation and Environmental Matters.10
Section 5.6	Compliance with Laws and Agreements.10
Section 5.7	Investment Company Act, Etc.10
Section 5.8	Taxes.11
Section 5.9	Margin Regulations.11
Section 5.10	ERISA.11
Section 5.11	Ownership of Property.11

i

Section 5.12	Disclosure.12
Section 5.13	Labor Relations.12
Section 5.14	Subsidiaries.12
Section 5.15	Non-Controlled Person.12
Section 5.16	Insolvency.13
Section 5.17	OFAC.13
Section 5.18	Patriot Act.13
Section 5.19	Potlatch Credit Agreement Representations and Warranties.13
ARTICLE 6. AFFIRMATIVE COVENANTS	13
Section 6.1	Financial Statements and Other Information.14
Section 6.2	Notices of Material Events.15
Section 6.3	Existence; Conduct of Business.15
Section 6.4	Compliance with Laws, Etc.16
Section 6.5	Payment of Obligations.16
Section 6.6	Books and Records.16
Section 6.7	Visitation, Inspection, Etc.16
Section 6.8	Maintenance of Properties; Insurance.16
Section 6.9	Additional Subsidiaries.17
Section 6.10	Non-Controlled Person.17
Section 6.11	Incorporation of Potlatch Affirmative Covenants.17
ARTICLE 7. NEGATIVE COVENANTS	17
Section 7.1	Fundamental Changes.17
Section 7.2	Incorporation of Potlatch Negative Covenants.18
ARTICLE 8. Events of Default	18
Section 8.1	Events of Default.18
ARTICLE 9. DEFINITIONS	21
ARTICLE 10. Nature of Bank’s Duties	30
Section 10.1	Bank Duties.30
Section 10.2	Indemnification.30
ARTICLE 11. Miscellaneous	32
Section 11.1	Amendments.32
Section 11.2	Survival of Representations and Warranties.32
Section 11.3	Expenses.32
Section 11.4	Set-off.32
Section 11.5	Notices.33
Section 11.6	Satisfaction Requirement.33
Section 11.7	Binding Effect; Assignment.33
Section 11.8	Relationship between Borrowers and Bank.34
Section 11.9	Governing Law.34
Section 11.10	Counterparts.34
Section 11.11	Waiver of Jury Trial.34
Section 11.12	Severability.35

ii

Section 11.13	Confidentiality.35
Section 11.14	Interest Rate Limitation.35
Section 11.15	Waiver of Effect of Corporate Seal.36
Section 11.16	Joint and Several Liability of Borrowers.36
Section 11.17	Appointment of the Administrative Borrower.37
Section 11.18	Amendment and Restatement of Obligations.38

ANNEX I-IRREVOCABLE LETTER OF CREDIT

ANNEX II-PENDING LITIGATION

ANNEX III-SUBSIDIARIES OF THE COMPANY

iii

LETTER OF CREDIT AGREEMENT

THIS LETTER OF CREDIT AGREEMENT (this “Agreement”), dated as of February 20, 2018, by and between (i) DEL-TIN FIBER L.L.C., A Delaware limited liability company and a taxable REIT subsidiary of PotlatchDeltic; (the “Company”), (ii) POTLATCHDELTIC TIMBER, LLC, an Arkansas limited liability company (“PotlatchDeltic Timber”); (iii) POTLATCHDELTIC MANUFACTURING, LLC, an Arkansas limited liability company and a taxable REIT subsidiary of PotlatchDeltic (“PotlatchDeltic Manufacturing”); (iv) POTLATCHDELTIC CORPORATION, a Delaware corporation and a REIT (“PotlatchDeltic”), (v) POTLATCHDELTIC FOREST HOLDINGS, INC., a Delaware corporation (“PotlatchDeltic Forest”), (vi) POTLATCHDELTIC LAND & LUMBER, LLC, a Delaware limited liability company and a taxable REIT subsidiary of PotlatchDeltic (“PotlatchDeltic Land & Lumber”) (collectively, the “Borrowers” and each individually, a “Borrower”) and SUNTRUST BANK, a Georgia banking corporation (the “Bank”);

W I T N E S S E T H:

WHEREAS, Union County, Arkansas (the “Issuer”) has previously issued $60,000,000 in aggregate principal amount of its Taxable Industrial Development Revenue Bonds (Del-Tin Fiber Project) Series 1998 (the “Bonds”) pursuant to an Indenture of Trust, dated as of December 1, 1998 (the “Indenture”), by and between the Issuer and U.S. Bank National Association, as successor trustee (the “Trustee”); and

WHEREAS, as security for the payment of the Bonds, the Bank has issued its irrevocable letter of credit in the form of Annex I attached hereto (the “Letter of Credit”); and

WHEREAS, the Bank, Deltic Timber Corporation, a Delaware corporation (“Deltic”) and certain other lenders entered into that certain Second Amended and Restated Revolving Credit Agreement dated as of November 18, 2014 in connection with the Letter of Credit (as amended, the “Prior LOC Agreement”);

WHEREAS, PotlatchDeltic has acquired the outstanding equity interests in Deltic and its Subsidiaries, including the Company (the “Acquisition”) and in connection therewith parties wish to enter into this Letter of Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

ISSUANCE OF LETTER OF CREDIT; FEES

Section 1.1Amount and Terms of Letter of Credit.

The Bank agrees, on the terms and subject to the conditions hereinafter set forth, to maintain the issuance of the Letter of Credit to the Trustee (a) in an amount not to exceed $29,000,000 (the “Principal Component”), plus an amount up to $688,750 which is equal to ninety (90) days of interest on the unpaid principal amount of the Bonds calculated at the assumed rate of nine and one-half percent (9-1/2%) per annum based on a year of 365 or 366 days for the actual number of days elapsed notwithstanding the actual rate borne from time to time by the Bonds (the “Interest Component”), and (b) expiring on April 14, 2023 unless otherwise terminated or extended.

Section 1.2Letter of Credit Fee.

The Company hereby agrees to pay to the Bank a non‑refundable letter of credit fee for the period from and including the Effective Date until the Termination Date, equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit expressed in U.S. dollars.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.1.  Such letter of credit fee shall be computed on a quarterly basis in arrears.  Such letter of credit fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Bank, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

Section 1.3Drawing Fees.

The Company hereby agrees to pay to the Bank, upon each drawing by the Trustee under the Letter of Credit, the sum of $150.00 or such other amount as shall at the time of such drawing be the charge which the Bank is making for drawings on similar letters of credit.

Section 1.4Transfer Fees.

The Company hereby agrees to pay to the Bank, upon each transfer of the Letter of Credit in accordance with its terms, the sum of $1,500 or such other amount as shall at the time of such transfer be the charge which the Bank is making for transfers of similar letters of credit.

Section 1.5Additional Payments.

If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by the Bank or (b) impose on the Bank any other condition relating, directly or indirectly, to this Agreement or the Letter of Credit, and the result of any event referred to in the preceding clause (a) or (b) shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit, then, upon demand by the Bank, the Company hereby agrees to pay promptly to the Bank, from time to time as specified by the Bank, such additional amounts as shall be sufficient to compensate the Bank for such increased cost.  A certificate of the Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

Section 1.6Capital Adequacy.

If, after the date of this Agreement, the Bank shall have determined that the adoption or implementation of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital, on this credit facility or otherwise, as a consequence of its obligations hereunder and under the Letter of Credit to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, promptly upon demand by the Bank, the Company hereby agrees to pay the Bank such additional amount or amounts as will compensate the Bank for such reduction.  A certificate of the Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

Section 1.7Interest on Overdue Payments.

The Company hereby agrees to pay to the Bank interest on any and all amounts required to be paid as provided in this Article 1 from and after the due date thereof until payment in full, payable on demand, at the Base Rate plus the Applicable Rate for Base Rate Loans.

ARTICLE 2.

AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS;
PLEDGED BONDS

Section 2.1Reimbursement.

The Borrowers hereby agree as follows:

(a)to pay to the Bank (i) within 367 days after payment is made under the Letter of Credit pursuant to any “A Drawing” to pay the portion of the Purchase Price of Bonds corresponding to principal, an amount equal to the amount of such “A Drawing” under the Letter of Credit; and (ii) interest on each such amount from the date of drawing of such amount under the Letter of Credit until payment (including prepayment) in full thereof, at the Base Rate plus the Applicable Rate per annum, payable on the first day of each month and on the date of payment (including prepayment) of any such amount;

(b)to pay to the Bank immediately after any payment is made under the Letter of Credit pursuant to any “B Drawing” or “C Drawing” to pay principal of or interest (or the portion of the Purchase Price of Bonds corresponding to interest) on the Bonds, an amount equal to such amount so paid under the Letter of Credit; and

(c)to pay to the Bank interest on any and all amounts required to be paid as provided in this Section 2.1 from and after the due date thereof until payment in full, payable on demand, at the Base Rate plus 0.5% per annum.  If any payment under the Letter of Credit with respect to an “A Drawing,” a “B Drawing” or a “C Drawing” shall be reimbursed to the Bank on the same date such payment is made by the Bank, no interest shall be payable on the reimbursed amount.

Section 2.2Pledge of Bonds.

(a)As security for the payment of the obligations of the Borrowers pursuant to Section 2.1(a) above and as more fully described below, the Company has pledged to the Bank, and granted to the Bank a security interest in, its right, title and interest in and to Bonds delivered to the Bank in connection with “A Drawings” (herein called “Pledged Bonds”).  Any amounts from time to time owing to the Bank pursuant to Section 2.1 above may be prepaid (i) at any time by the Company or any other Borrower on one Business Day’s notice stating the amount to be prepaid (which shall be $5,000 or an integral multiple thereof) and (ii) at any time on behalf of the Company on one Business Day’s notice from the Company directing the Bank to deliver (or to cause the Trustee to deliver) a specified principal amount of Pledged Bonds held by or on behalf of the Bank for sale.  Upon payment to the Bank of the amount to be prepaid pursuant to Section 2.1(a) or (b) above, together with accrued interest as set forth in Section 2.1(a)(ii), to the date of such prepayment on the amount to be prepaid, the outstanding obligations of the Borrowers under Section 2.1(a) above shall be reduced by the amount of such prepayment, interest shall cease to accrue on the amount prepaid and the Bank shall release (or shall be deemed to have released) from the pledge and security interest created hereunder a principal amount of Pledged Bonds equal to the amount of such prepayment, provided that prior to such release from the pledge and security interest created hereunder of Bonds delivered to or for the benefit of the Bank in connection with an “A Drawing,” the Borrowers shall have paid to the Bank the amount owing in respect of the “C Drawing,” if any, made in conjunction with such “A Drawing.”  Such Bonds shall be delivered to the Company on payment to the Bank as aforesaid or to the Trustee for sale pursuant to the Indenture, as appropriate.  Notwithstanding the foregoing, no prepayment of amounts owing to the Bank pursuant to Section 2.1(a) may be made, and no Pledged Bonds shall be released, during the period commencing on the Record Date with respect to an Interest Payment Date and ending at the close of business on such Interest Payment Date.

(b)Each of the Borrowers hereby pledges, assigns, hypothecates, transfers, and delivers to the Bank all its right, title and interest to, and hereby grants to the Bank a first lien on, and security interest in, all right, title and interest of such Borrower in and to (i) all Pledged Bonds; (ii) all income, earnings, profits, interest, premium or other payments in whatever form in respect of the Pledged Bonds; and (iii) all proceeds (cash and non‑cash) arising out of the sale, exchange, collection, enforcement or other disposition of all or any portion of the Pledged Bonds (collectively, the “Pledged Bond Collateral”).  The Pledged Bond Collateral shall serve as security for the payment and performance when due of the obligations of the Borrowers hereunder.  The Borrowers shall deliver, or cause to be delivered, the Pledged Bonds to the Bank or to an agent designated by the Bank immediately upon receipt thereof or, in the case of Pledged Bonds held under a book-entry system administered by The Depository Trust Company (“DTC”), New York, New York (or any other clearing corporation), the Borrowers shall cause the Pledged Bonds to be reflected on the records of DTC (or such other clearing corporation) as a position held by the Bank (or an agent acceptable to the Bank) as a DTC participant (or a participant in such other clearing corporation) and the Bank (or its agent) shall reflect on its records that the Pledged Bonds are owned beneficially by the Company subject to the pledge in favor of the Bank.

(c)If any Event of Default shall have occurred and be continuing, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notices specified below (1) of time and place of public or private sale and (2) to the purchasers of Pledged Bond Collateral that the previous rating on the Bonds no longer applies) to or upon any of the Borrowers or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Bond Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Pledged Bond Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Bank’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Bank upon any such sale or sales, public or private, to purchase the whole or any part of said Pledged Bond Collateral so sold, free of any right or equity of redemption in the Borrowers, which right or equity is hereby expressly waived or released.  The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Pledged Bond Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys’ fees and legal expenses, to the payment in whole or in part of the obligations of the Borrowers hereunder in such order as the Bank may elect, the Borrowers remaining liable for any deficiency remaining unpaid after such application, and only after so applying such net proceeds and after the payment by the Bank of any other amount required by any provision of law, including, without limitation, Section 9‑608(a)(1) of the Uniform Commercial Code, need the Bank account for the surplus, if any, to the Borrowers.  The Borrowers agree that the Bank need not give more than ten days’ notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters.  No notification need be given to the Borrowers if any of the Borrowers has signed after Default a statement renouncing or modifying any right to notification of sale or other intended disposition.  The Bank agrees to notify the purchasers of Pledged Bond Collateral that the previous rating on the Bonds no longer applies.  In addition to the rights and remedies granted to the Bank in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the obligations of the Borrowers hereunder, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code in effect in the State of Georgia at that time.

(d)The Borrowers covenant that the pledge, assignment and delivery of the Pledged Bond Collateral hereunder will create a valid, perfected, first priority security interest in all right, title or interest of the Borrowers in or to such Pledged Bond Collateral, and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Borrowers which would include the Pledged Bond Collateral.  Each of the Borrowers covenants and agrees that it will defend the Bank’s right, title and security interest in and to the Pledged Bond Collateral and the proceeds thereof against the claims and demands of all persons whomsoever.

(e)Pledged Bonds shall be released from the security interest created hereunder upon satisfaction of the obligations of the Borrowers with respect to such Pledged Bonds as provided in Article 2 hereof.

Section 2.3Reinstatement of Letter of Credit.

After any “C Drawing,” the obligation of the Bank to honor demands for payment under the Letter of Credit with respect to payment of interest, or the portion of Purchase Price of Bonds corresponding to interest, on the Bonds will automatically and immediately be reinstated up to the total amount specified therein, upon the terms and conditions set forth in the Letter of Credit.  Upon release by or on behalf of the Bank pursuant to Section 2.2 hereof of any Pledged Bonds, the obligation of the Bank to honor demands for payment under the Letter of Credit with respect to payment of the principal, or the portion of Purchase Price of Bonds corresponding to principal, of the Bonds will be automatically and immediately reinstated up to the total amount specified therein upon the terms and conditions set forth in the Letter of Credit.

Section 2.4Credit for Amount Paid on Bonds.

The Company shall (a) receive a credit against the obligation to pay interest pursuant to Section 2.1(a)(ii) above to the extent of any amounts actually paid by the Issuer to the Bank in respect of the interest due on any Pledged Bonds and (b) receive a credit against their reimbursement obligation pursuant to Section 2.1(a)(i) above to the extent of any amounts actually paid by the Issuer to the Bank in respect of the principal due on any Pledged Bonds.

Section 2.5Computation of Interest; Place of Payment.

Interest payable hereunder shall be computed on the basis of a 360‑day year, actual number of days elapsed.  All payments by the Company to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds at the Bank’s office at Letters of Credit and Trade Services, 17th Floor (Mail Code 3707), 245 Peachtree Center Ave., Atlanta; Georgia 30303, Attention: Standby Letters of Credit-3706.  In the event the date specified for any payment hereunder is not a Business Day, such payment shall be made on the next following Business Day and interest shall be paid at the rate provided for herein on any such payment to the Business Day on which such payment is made.

ARTICLE 3.

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT

This Agreement shall become effective, and the Bank will issue a replacement of the Letter of Credit currently held by the Trustee; provided that all of the following conditions are met:

Section 3.1Delivery of the Bonds and Operative Documents.

This Agreement, the Remarketing Agreement and the Bond Pledge Agreement (collectively, the “Operative Documents”) shall have been executed and delivered by the parties thereto, each in form and substance satisfactory to the Bank.  The Bank shall have received an executed or conformed copy of each of the Operative Documents.

Section 3.2No Default.

On the Effective Date and after giving effect to the issuance of the Letter of Credit, there shall exist no Default or Event of Default.

Section 3.3Representations and Warranties.

On the Effective Date all representations and warranties of the Borrowers or any of them contained herein, in the other Operative Documents or the PotlatchDeltic Credit Agreement or otherwise made in writing in connection herewith shall be true and correct with the same force and effect as though such representations and warranties had been made on and as of such date.

Section 3.4Opinions of Counsel.

There shall have been delivered to the Bank an opinion of Lorrie D. Scott, Vice President, General Counsel and Corporate Secretary of the Borrowers, and Smith, Gambrell & Russell, LLP, in its capacity as counsel to the Borrowers, dated the Effective Date, which opinion shall be in form and substance satisfactory to the Bank and shall cover such matters as the Bank may reasonably request.

Section 3.5Certificates of Compliance.

There shall have been delivered to the Bank certificates of duly authorized officers of the Borrowers dated the Effective Date, to the effect that all of the conditions specified in Sections 3.2 and 3.3 have been satisfied as of such date and covering such additional matters as the Bank may reasonably request.

Section 3.6Other Documents.

There shall have been delivered to the Bank such other information, documents, instruments, approvals (and if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank or its counsel may reasonably request.

Section 3.7Documentation and Proceedings.

All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement and the other Operative Documents shall be satisfactory in form and substance to the Bank and its counsel and the Bank shall have received all information and copies of all documents, including records of corporate proceedings, governmental approvals and incumbency certificates which it may have reasonably requested in connection with the transactions contemplated by this Agreement and the other Operative Documents, such documents where appropriate to be certified by proper officers.

ARTICLE 4.

CHARACTER OF OBLIGATIONS HEREUNDER

The obligations of the Borrowers under this Agreement are primary, absolute, independent, irrevocable and unconditional.  Each of the Borrowers understands and agrees that no payment by it under any other agreement (whether voluntary or involuntary or pursuant to court order or otherwise) shall constitute a defense to the several obligations hereunder except to the extent that the Bank has been indefeasibly paid in full.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers (or where specifically provided one or more of the Borrowers) hereby represents and warrants as follows:

Section 5.1Existence; Power.

Each of the Borrowers and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation or limited liability company, as the case may be,

under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 5.2Organizational Power; Authorization.

The execution, delivery and performance by each Borrower of the Operative Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder or member action.  This Agreement has been duly executed and delivered by each Borrower, and constitutes, and each other Operative Document to which such Borrower is a party, when executed and delivered by such Borrower, will constitute, valid and binding obligations of such Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.3Governmental Approvals; No Conflicts.

The execution, delivery and performance by each Borrower of this Agreement and of the other Operative Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law, rule or regulation or the charter, by-laws or other organizational documents of such Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on such Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by such Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of such Borrower or any of its Subsidiaries, except Liens (if any) created under the Operative Documents.

Section 5.4Financial Statements.

(a)The Potlatch Borrowers have furnished to the Bank (a) the audited consolidated balance sheet of PotlatchDeltic and its Subsidiaries as of December 31, 2016 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the fiscal year then ended audited by KPMG LLP and (b) the unaudited consolidated balance sheet of the PotlatchDeltic and its Subsidiaries as of September 30, 2017, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ended.  Such financial statements fairly present the consolidated financial condition of PotlatchDeltic and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, on the basis disclosed in the footnotes to those financial statements in the case of the statements referred to in clause (b).  Since February 17, 2017, there have been no changes with respect to the Potlach Borrowers and their Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(b)The Company has furnished to the Bank (a) the audited consolidated balance sheet of Deltic and its Subsidiaries as of December 31, 2016 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the fiscal year then ended audited by KPMG LLP and (b) the unaudited consolidated balance sheet of Deltic and its Subsidiaries as of September 30, 2017, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ended.  Such financial statements fairly present the consolidated financial condition of Deltic and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, on the basis disclosed in the footnotes to those financial statements in the case of the statements referred to in clause (b).  Since March 7, 2017, there have been no changes with respect to Deltic and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 5.5Litigation and Environmental Matters.

(a)Except for the matters set forth on Annex II, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Operative Document.

(b)Except for the matters set forth on Annex II, or except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrowers nor any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 5.6Compliance with Laws and Agreements.

The Borrowers and each of their respective Subsidiaries are in compliance with (a) all applicable laws, rules, regulations, judgments and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.7Investment Company Act, Etc.

Neither the Borrowers nor any of their respective Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 5.8Taxes.

PotlatchDeltic and its Subsidiaries and each other Person for whose taxes PotlatchDeltic or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which PotlatchDeltic or such Subsidiaries, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  As of the Effective Date, the charges, accruals and reserves on the books of PotlatchDeltic and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 5.9Margin Regulations.

No drawing under the Letter of Credit will be used directly or indirectly for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations.  Neither the Company nor any of its Subsidiaries is engaged principally, or is one its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 5.10ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.   The projected benefit obligation under each Plan of PotlatchDeltic and its Subsidiaries, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with FASB ASC 715, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan by more than $150,000,000 in the aggregate for all such Plans.

Section 5.11Ownership of Property.

(a)Each Borrower and each of its Subsidiaries has good title to, or valid leasehold interests in all of its real and personal property, except for defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, free and clear of any Liens except Permitted Liens.  All leases that individually or in the aggregate are material to the business or operations of the Borrowers and their Subsidiaries are valid and subsisting and in full force.

(b)PotlatchDeltic and its Subsidiaries own, or are licensed, or otherwise has the right, to use, all  patents, trademarks, service marks, tradenames, copyrights, franchises, licenses, and other intellectual property material to its business, and to the best knowledge of PotlatchDeltic, the use thereof by PotlatchDeltic and its Subsidiaries does not infringe on the rights of any other Person.

(c)The properties of the Borrowers and their respective Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of PotlatchDeltic, in such amounts and with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Borrowers or any applicable Subsidiary operate.

Section 5.12Disclosure.

Neither this Agreement nor any financial statements delivered to the Bank nor any other document, certificate or statement furnished to the Bank by or on behalf of any Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

Section 5.13Labor Relations.

None of the Borrowers or any of their respective Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.14Subsidiaries.

Annex III sets forth the name of, the jurisdiction of incorporation or organization of, and the type of, each PotlatchDeltic direct and indirect Subsidiary.

Section 5.15Non-Controlled Person.

The Borrowers do not “control” the Bank, either directly or indirectly through one or more controlled companies, within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 5.16Insolvency.

After giving effect to the execution and delivery of this Agreement and the other Operative Documents, PotlatchDeltic and its Subsidiaries are not “insolvent” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 5.17OFAC.

Neither any Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 5.18Patriot Act.

Each Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

Section 5.19Potlatch Credit Agreement Representations and Warranties.

Each of the Potlatch Borrowers hereby confirms and makes the representations and warranties set forth in the PotlatchDeltic Credit Agreement which representations and warranties are hereby incorporated herein as if set forth in this space.

ARTICLE 6.

AFFIRMATIVE COVENANTS

The Company and each of the Potlatch Borrowers, to the extent provided below, covenants and agrees that so long as the Letter of Credit remains outstanding:

Section 6.1Financial Statements and Other Information.

To the extent the Company and its Subsidiaries are not included in the consolidated financial statements, notices and certificates required to be delivered by the Potlatch Borrowers pursuant to the Potlatch Credit Agreement, the Company will deliver to the Bank:

(a)as soon as available and in any event within 90 days after the end of each fiscal year of Company, a copy of the annual audited report for such fiscal year for the

Company and its Subsidiaries, containing a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by KPMG LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that  such financial statements present fairly in all material respects the financial condition and the results of operations of the Company and its Subsidiaries for such fiscal year on a consolidated and consolidating basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Company’s previous fiscal year;

(c)concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a compliance certificate signed by the principal executive officer and the principal financial officer of the Company;

(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(e)promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Company or any Subsidiary as the Bank may reasonably request.

Section 6.2Notices of Material Events.

The Company will furnish to the Bank prompt written notice of the following:

(a)the occurrence of any Default or Event of Default, or the receipt by any Borrower of any written notice of an alleged Default or Event of Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of PotlatchDeltic, affecting the Borrowers or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any event or any other development by which the Borrowers or any of their Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval  required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected tohave a Material Adverse Effect;

(e)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(f)Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3Existence; Conduct of Business.

Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under the Potlatch Credit Agreement.

Section 6.4Compliance with Laws, Etc.

Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.5Payment of Obligations.

Each Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.6Books and Records.

Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of PotlatchDeltic in conformity with GAAP.

Section 6.7Visitation, Inspection, Etc.

Each Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Bank, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Bank may reasonably request after reasonable prior notice to such Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 6.8Maintenance of Properties; Insurance.

Each Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 6.9Non-Controlled Person.

The Company will provide written notice to the Trustee and the Remarketing Agent thirty days prior to the consummation of any transaction that would result in the Borrowers controlling or being controlled by the Bank within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 6.10Incorporation of Potlatch Affirmative Covenants.

The Borrowers hereby agree that the affirmative covenants of the Potlatch Borrowers set forth in Article VI of the Potlatch Credit Agreement are hereby incorporated in this Agreement as if set forth in this Section.  No amendments, modifications or waivers of such affirmative covenants shall be effective hereunder unless otherwise agreed in writing by the Bank.

ARTICLE 7.

NEGATIVE COVENANTS

Section 7.1Fundamental Changes.

(a)PotlatchDeltic will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) PotlatchDeltic or any Subsidiary may merge with a Person if PotlatchDeltic (or such Subsidiary if PotlatchDeltic is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to PotlatchDeltic or to a Subsidiary and (iv) any Subsidiary  may liquidate or dissolve if PotlatchDeltic determines in good faith that such liquidation or dissolution is in the best interests of PotlatchDeltic and is not materially disadvantageous to the Bank; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by the Potlatch Credit Agreement.

(b)PotlatchDeltic will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by PotlatchDeltic and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.2Incorporation of Potlatch Negative Covenants.

The Borrowers hereby agree that the negative covenants of the Potlatch Borrowers set forth in Article VII of the Potlatch Credit Agreement are hereby incorporated in this Agreement as if set forth in this Section.  No amendments, modifications or waivers of such negative covenants shall be effective hereunder unless otherwise agreed in writing by the Bank.

ARTICLE 8.

Events of Default

Section 8.1Events of Default.

Upon the occurrence of any of the following events (herein referred to as an “Event of Default”), unless waived by the Bank in writing:

(a)the occurrence of a “Default” or an “Event of Default” as described and defined in any of the Operative Documents or the Potlatch Credit Agreement;

(b)failure of the Borrowers to pay any amount when due under the terms of this Agreement, and the continuation of such failure for a period of three (3) days;

(c)any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with this Agreement or any other Operative Document (including the Annexes attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Bank by any Borrower pursuant to or in connection with this Agreement or any other Operative Document shall prove to be incorrect when made or deemed made or submitted; or

(d)any Borrower shall fail to observe or perform any covenant or agreement contained in Sections 6.2, 6.3 (with respect to the Borrower’s existence) or Article 7; or

(e)any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (b), (c) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of any Borrower becomes aware of such failure, or (ii)  notice thereof shall have been given to any Borrower by the Bank; or

(f)any Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other  than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g)any Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law or other similar law now or hereafter in effect  or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting  any of the foregoing; or

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Subsidiary or its debts, or any substantial part of its assets,  under any Debtor Relief Law or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such  proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or  ordering any of the foregoing shall be entered; or

(i)any Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)an ERISA Event shall have occurred that, in the opinion of the Bank, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Company and the Subsidiaries in an aggregate amount exceeding $35,000,000; or

(k)any judgment or order for the payment of money in excess of $35,000,000 in the aggregate shall be rendered against any Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)any non-monetary judgment or order shall be rendered against any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)a Change in Control shall occur or exist;

then, and in any such event, the Bank may, in its sole discretion, but shall not be obligated to, (i) by notice to the Borrowers, declare all amounts payable by the Borrowers hereunder (including, without limitation, amounts payable pursuant to Section 2.1 hereof) to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived, and/or (ii) exercise all of its rights and remedies under the Operative Documents and/or (iii) by notice to the Trustee, require the Trustee to accelerate payment of all Bonds and interest accrued thereon as provided in Section 6.02 of the Indenture.

No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or any other Operative Document or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to exercise any remedy reserved to the Bank in this Agreement, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.  In the event any provision contained in this Agreement should be breached by any party and thereafter duly waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.  No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

ARTICLE 9.

DEFINITIONS

For the purpose of this Agreement, in addition to terms defined elsewhere herein (capitalized terms not otherwise defined below shall have the meanings provided in the Indenture), the following terms shall have the meanings set forth below; provided that any other capitalized term that is not defined herein or below shall have the meaning set forth in the Potlatch Credit Agreement:

“A Drawing” shall have the meaning specified in the Letter of Credit which shall be a drawing in respect of the payment of the portion of the purchase price of Bonds corresponding to principal of such Bonds.

“Affiliate” shall mean, as to any Person, any other Person, directly or indirectly controlling (including all directors, officers and employees of such Person), directly or indirectly controlled by or under direct or indirect common control with such Person.

“Applicable Rate” shall have the meaning specified in the Potlatch Credit Agreement.

“B Drawing” shall have the meaning specified in the Letter of Credit which shall be a drawing in respect of the payment of principal of the Bonds.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” shall mean the higher of (a) the per annum rate which the Bank publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (b) the Federal Funds Rate, as in effect from time to time, plus one‑half of one percent (0.50%).  The Bank’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Bank may make commercial loans or other loans at rates of interest at, above or below the Bank’s prime lending rate.  Each change in the Bank’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loan” shall mean any loan or payment obligation that is to bear interest, in whole or in part, based on the Base Rate.

“Bond Pledge Agreement” shall mean the Bond Pledge Agreement dated as of August 26, 2004 between the Company and the Bank, as amended.

“Business Day” shall mean a day on which commercial banks located in Atlanta, Georgia are required or permitted by law to be open for the purpose of conducting a commercial banking business.

“C Drawing” shall have the meaning specified in the Letter of Credit which shall be a drawing in respect of the payment of interest, or the portion of the purchase price of Bonds corresponding to interest, on the Bonds.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean the occurrence of one or more of the following events :  (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrowers and their Subsidiaries to any Person (other than another Borrower) or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership of PotlatchDeltic, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof); or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of PotlatchDeltic by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including, when appropriate, the statutory predecessor of the Code, and all applicable regulations thereunder whether proposed, temporary or final, including regulations issued and proposed pursuant to the statutory predecessor of the Code, and, in addition, all official rulings and judicial determinations applicable to the Bonds under the Code and under the statutory predecessor of the Code and any successor provisions to the relevant provisions of the Code or regulations.

“Control” shall mean the power, directly or indirectly, either to (a) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling,” “Controlled by,” and “under common Control with” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event which with notice or lapse of time, or both, would become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Effective Date” shall mean the date that all conditions described in Article 3 hereto have been satisfied in full.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which, together with PotlatchDeltic, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA with respect to, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“Event of Default” shall have the meaning specified in Article 8.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

“Generally Accepted Accounting Principles” or “GAAP” shall mean generally accepted accounting principles as defined by the Financial Accounting Standards Board as from time to time in effect that are consistently applied and, when used with respect to PotlatchDeltic, that are consistent with the accounting practice of PotlatchDeltic, reflected in the financial statements for PotlatchDeltic.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values, in each case to which any Borrower or any Subsidiary is a party.

“Indebtedness” of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (j) Off-Balance Sheet Liabilities and (k) all obligations under Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venture, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indenture” shall mean the Indenture of Trust dated as of December 1, 1998 between the Issuer and the Trustee.

“Interest Component” shall have the meaning specified in Section 1.1.

“Letter of Credit Fee” has the meaning specified in Section 2.1.

“Lien” shall mean, as to any asset, (a) any lien, charge, claim, mortgage, security interest, pledge or other encumbrance of any kind with respect to such asset, (b) any interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such asset, (c) any reservation, exception, encroachment, easement, right‑of‑way, covenant, condition, restriction, lease or other title exception affecting such asset, or (d) any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, liabilities or prospects of PotlatchDeltic and its Subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its obligations under the Operative Documents, (c) the rights and remedies of the Bank under any of the Operative Documents or (d) the legality, validity or enforceability of any of the Operative Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Letter of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers and the Subsidiaries in an aggregate principal amount exceeding $35,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrowers or any Subsidiary in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrowers or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under this Agreement or any other Operative Document or otherwise with respect to the Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue after the commencement by or against any Borrower or Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Operative Documents” shall have the meaning specified in Section 3.1 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Liens” shall mean Liens permitted under Section 7.02 of the Potlatch Credit Agreement.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other juridical entity, or a foreign state or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Potlatch Borrowers” means PotlatchDeltic Corporation, PotlatchDeltic Forest Holdings, Inc. and PotlatchDeltic Land & Lumber, LLC, and their respective successors and assigns.

“Potlatch Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of February 14, 2018 among (i) the Potlatch Borrowers, (ii) Key Bank National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, (iii) the Guarantors party thereto and certain Material Subsidiaries of the Potlatch Borrowers that may from time to time become party thereto as guarantors, and (iv) the Bank and each other lender from time to time party thereto, as the same may be amended following the date hereof with the consent of the Bank.

“Principal Component” shall have the meaning specified in Section 1.1.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Remarketing Agreement” shall mean the Remarketing Agreement dated as of the date hereof between the Company, PotlatchDeltic and the Remarketing Agent, as defined in the Indenture.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of a Borrower or such other representative of a Borrower as may be designated in writing by any one of the foregoing with the consent of the Bank; and, with respect to the financial covenants only, the chief financial officer or the treasurer of PotlatchDeltic.

“Stated Amount” shall have the meaning specified in the Letter of Credit.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities  or other ownership interests representing more than 50% of the equity or more than 50% of  the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of PotlatchDeltic.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” shall mean the date the Letter of Credit expires in accordance with its terms.

“Trustee” means U.S. Bank National Association or any successor trustee appointed pursuant to the provisions of the Indenture.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

ARTICLE 10.

Nature of Bank’s Duties

Section 10.1Bank Duties.

As between the Borrowers and the Bank, the Borrowers shall assume all risks of the acts, omissions or misuse of the Letter of Credit by the Trustee.  The Bank shall not be responsible:  (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the Trustee to comply fully with conditions required in order to draw upon the Letter of Credit; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document or draft required in order to make a draw under the Letter of Credit or of proceeds thereof; and (g) for any consequences arising from causes beyond the control of the Bank.  None of the above shall affect, impair, or prevent the vesting of any of the Bank’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank, under or in connection with the Letter of Credit or the related drafts or document(s), if taken or omitted in good faith, shall be binding upon the Borrowers and shall not put the Bank under any resulting liability to the Borrowers.

Section 10.2Indemnification.

Each of the Borrowers hereby agrees at all times to protect, indemnify and save harmless the Bank from and against any and all claims, actions, suits and other legal proceedings, and from and against any and all losses, claims, demands, liabilities, damages, costs, charges, counsel fees and other expenses which the Bank may, at any time, sustain or incur by reason of or in consequence of or arising out of (a) the issuance of the Letter of Credit, (b) any breach by any party of any warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement, any other Operative Document or the Bonds, together with all reasonable expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, and (c) defense against any legal action commenced to challenge the validity of any of the above referred to instruments; it being the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Bank against any and all risks involved in the issuance of the Letter of Credit, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts and omissions, herein called “Government Acts”).  The Bank shall not, in any way, be liable for any failure by the Bank or anyone else to pay any draft under the Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Bank.  The obligations of the Borrowers under this Article 10 shall survive the payment of the Bonds and the termination of this Agreement.

Notwithstanding anything to the contrary contained in this Article 10, the Borrowers shall not have any obligation to indemnify the Bank in respect of any liability incurred by the Bank arising solely out of the gross negligence or willful misconduct of the Bank or out of the wrongful dishonor by the Bank of a proper demand for payment made under the Letter of Credit.

ARTICLE 11.

Miscellaneous

Section 11.1Amendments.

This Agreement may be amended, and the Borrowers may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Borrowers shall obtain the written consent of the Bank.  No course of dealing between the Borrowers and the Bank, nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Bank hereunder.

Section 11.2Survival of Representations and Warranties.

All representations and warranties contained herein or made in writing by any of the Borrowers in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Bank or on its behalf.

Section 11.3Expenses.

The Borrowers hereby agree to pay promptly all costs and expenses in connection with the preparation, issuance, delivery, filing, recording and administration of the Letter of Credit, this Agreement, the other Operative Documents, the Bonds and any other documents which may be delivered in connection with this Agreement, including, without limitation, the fees and expenses of Alston & Bird LLP, counsel for the Bank, and all costs and expenses (including reasonable counsel fees and expenses) in connection with (a) the transfer, drawing upon, change in terms, maintenance, renewal or cancellation of the Letter of Credit, (b) any and all amounts which the Bank has paid relative to the Bank’s curing of any Event of Default resulting from the acts or omissions of any of the Borrowers under this Agreement, any other Operative Document or the Bonds, (c) the enforcement of this Agreement or any other Operative Document, or (d) any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Bank from paying any amount under the Letter of Credit.  In addition, the Borrowers hereby agree to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Letter of Credit, this Agreement, any other Operative Document or the Bonds, or any other documents which may be delivered in connection with this Agreement, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.  Notwithstanding the foregoing, no payment shall be required under this Section 11.3 in respect of any cost or expense the Bank has incurred because of its gross negligence or willful misconduct.

Section 11.4Set-off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default hereunder the Bank is hereby authorized at any time and from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set‑off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Borrowers against and on account of the obligations and liabilities of the Borrowers to the Bank under this Agreement, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

Section 11.5Notices.

Except as otherwise specified herein, all notices hereunder shall be given by United States certified or registered mail or by telecommunication device capable of creating written record of such notice and its receipt.  Notices hereunder shall be effective when received and shall be addressed as follows:

If to the Bank, to:	SunTrust Bank

One Montgomery Tower, Suite 2800

San Francisco, CA  94104

Attention:  Min Park

with copies to:	SunTrust Bank
Letter of Credit and Trade Services

245 Peachtree Center Ave.

17th Floor (Mail Code 3707)

Atlanta, Georgia  30303

Attention: Standby Letter of Credit Department

If to the Borrowers, to:

PotlatchDeltic Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

Attention: Jerald W. Richards,

Vice President and Chief Financial Officer

Telephone: (509) 835-1516

Facsimile: (509) 835-1560

Electronic Mail: jerry.richards@potlatchdeltic.com

Website Address:www.potlatchdeltic.com

with a copy to:

PotlatchDeltic Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

Attention:  Lorrie D. Scott,

Vice President, General Counsel and Corporate Secretary

Telephone: (509) 835-1523

Facsimile: (509) 343-2809

Electronic Mail: lorrie.scott@potlatchdeltic.com

Website Address:www.potlatchdeltic.com

Section 11.6Satisfaction Requirement.

If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Bank, the determination of such satisfaction shall be made by the Bank in its sole and exclusive judgment exercised in good faith.

Section 11.7Binding Effect; Assignment.

This Agreement is a continuing obligation and shall (a) be binding upon the Borrowers and their respective successors, transferees and assigns and (b) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns; provided, however, that the Borrowers may not assign all or any part of this Agreement without the prior written consent of the Bank.  The Bank may assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement, or grant participations herein, in the Letter of Credit or in any of its rights or security hereunder, including, without limitation, the instruments securing the Borrowers’ obligations hereunder.  No such assignment or participation by the Bank, however, will relieve the Bank of its obligation under the Letter of Credit.  In connection with any assignment or participation, the Bank may disclose to the proposed assignee or participant any information that the Borrowers are required to deliver to the Bank pursuant to this Agreement.

Section 11.8Relationship between Borrowers and Bank.

The Bank represents and warrants that the Bank does not “control” the Borrowers or any of them, either directly or indirectly through one or more controlled companies, within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.  The Bank covenants and agrees to provide written notice to the Trustee and the Remarketing Agent thirty days prior to the consummation of any transaction that would result in the Borrowers or any of them controlling or being controlled by the Bank within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 11.9Governing Law.

This Agreement is being delivered and is intended to be performed in the State of Georgia, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such State.

Section 11.10Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 11.11Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.12Severability.

Any provision of this Agreement or any other Operative Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.13Confidentiality.

The Bank agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrowers or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Bank, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.13, or which becomes available to the Bank on a non-confidential basis from a source other than the Borrowers, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 11.13, to any actual or prospective assignee or participant, or (vi) with the consent of the Borrowers.  Any Person required to maintain the confidentiality of any information as provided for in this Section 11.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.14Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any amounts payable under this Agreement, together with all fees, charges and other amounts which may be treated as interest with respect thereto under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved in accordance with applicable law, the rate of interest payable in respect of such amounts payable under this Agreement, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.14 shall be cumulated and the interest and Charges payable in respect of amounts payable under this Agreement shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Bank.

Section 11.15Waiver of Effect of Corporate Seal.

Each of the Borrowers represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Operative Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by such Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Operative Documents.

Section 11.16Joint and Several Liability of Borrowers; Guarantee of Operative Documents.

(a)Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Bank under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Operative Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)The obligations of each Borrower under the provisions of this Section 11.16 constitute full recourse Obligations of such Borrower, enforceable against it to the full extent of its properties and assets.

(e)Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the Obligations of the other Borrowers) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Bank under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Bank at any time or times in respect of any default by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Bank in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any other Borrower.  Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the Obligations of the other Borrowers) assents to any other action or delay in acting or any failure to act on the part of the Bank, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 11.16, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its Obligations under this Section 11.16, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 11.16 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 11.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Bank.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Bank.

(f)The provisions of this Section 11.16 are made for the benefit of the Bank and its successors and assigns, and may be enforced by it from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Bank first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 11.16 shall remain in effect until all the Obligations shall have been fully paid, performed or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Bank upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 11.16 will forthwith be reinstated and in effect as though such payment had not been made.

(g)Notwithstanding any provision to the contrary contained herein or in any of the other Operative Documents, to the extent the Obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the Obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state and including, without limitation, the Bankruptcy Code).

(h)Each Borrower hereby acknowledges and agrees that it shall unconditionally guarantee the payment and performance of the Borrowers under any Operative Document that such Borrower is not a formal party to and that such shall constitute a guaranty of payment and not of collection.

Section 11.17Appointment of the Administrative Borrower.

The Borrowers hereby appoint PotlatchDeltic to act as their agent for all purposes under this Agreement (including, without limitation, with respect to all matters related to the borrowing and repayment of all Obligations) and agree that (a) PotlatchDeltic may execute such documents on behalf of the the Borrowers as PotlatchDeltic deems appropriate in its sole discretion and the Borrowers shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by PotlatchDeltic or the Bank to PotlatchDeltic shall be deemed delivered to the Borrowers and (c) the Bank may accept, and be permitted to rely on, any document, instrument or agreement executed by PotlatchDeltic on behalf of the Borrowers.

Section 11.18Amendment and Restatement of Obligations.

All outstanding obligations and liabilities of the Company and its Affiliates under the Prior LOC Agreement shall be continued and extended as obligations and liabilities of the Company and its Affiliates hereunder and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not be deemed to constitute a refinancing, substitution or novation or such obligations and liabilities.  This Agreement shall not be deemed to provide for or to effect a repayment and re-advance of any of the obligations of the Company and its Affiliates to Bank now outstanding under the Prior LOC Agreement which shall be due and payable in accordance with the terms of the Prior LOC Agreement.  This Agreement shall not in any way release or impair the rights, duties, obligations or liens created pursuant to the Prior LOC Agreement or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith or therewith, and all of such rights, duties, obligations and liens are continued, ratified and affirmed by the parties hereto.  To the extent, if any, not otherwise modified on the Effective Date, any and all references in the other Operative Documents, including, without limitation, the Bond Pledge Agreement, to the Prior LOC Agreement shall, without further action of the parties, be deemed references to this Agreement, including any further amendments, waivers, supplements or restatements of this Agreement as may occur from time to time hereafter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

DEL-TIN FIBER L.L.C.

a Delaware limited liability company

By:  /s/
Name:  Jerald W. Richards
Title:  Vice President and CFO

POTLATCHDELTIC CORPORATION,
a Delaware corporation

By:  /s/
Name:  Jerald W. Richards
Title:  Vice President and CFO

POTLATCHDELTIC FOREST HOLDINGS, INC.,
a Delaware corporation

By:  /s/
Name:  Jerald W. Richards
Title:  Vice President and CFO

POTLATCHDELTIC LAND & LUMBER, LLC,
a Delaware limited liability company

By:  /s/
Name:  Jerald W. Richards
Title:  Vice President and CFO

POTLATCHDELTIC MANUFACTURING, LLC,
an Arkansas limited liability company

By:  /s/
Name:  Jerald W. Richards
Title:  Vice President and CFO

POTLATCHDELTIC TIMBER, LLC,
a Delaware limited liability company

By:  /s/
Name:  Jerald W. Richards
Title:  Vice President and CFO

SUNTRUST BANK

By:   /s/

Title:  Kevin Lowe, Director